Exhibit 99.2

ECC Capital Corporation

Unaudited Pro Forma Financial Information

On February 9, 2007, ECC Capital Corporation (the “Company”) announced the closing of the sale of its mortgage banking business to Bear Stearns. The following tables set forth unaudited proforma financial information for the Company.

The Company's unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2006 and the year ended December 31, 2005 are presented as if the completion of the sale of the mortgage banking business had occurred as of January 1, 2005 and carried forward through each period presented. The following unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been assuming the sale of the mortgage banking business had been completed as of the beginning of the periods presented, nor do they purport to represent the results of operations for future periods.

The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the completion of the sale of the mortgage banking business had occurred on September 30, 2006. This unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the Company’s actual financial position would have been assuming the sale of the mortgage banking business had been completed as of September 30, 2006, nor does it purport to represent the future financial position of the Company.

Management believes that the unaudited pro forma financial information reflects all material adjustments necessary to reflect the known effects of the sale of the mortgage banking business. The unaudited pro forma consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Pro forma adjustments reflect the effects of the sale of the mortgage banking business as follows:

•	Sale of mortgage banking operations, including related fixed assets, for $26,000,000 less an estimated $2,000,000 in transaction costs

•

Disposition of mortgage loans held for sale at an assumed value equal to the related warehouse balances and collection of accrued interest and other loan related receivables and settlement of economic hedges of the loan inventory and projected fundings

•	Repayment of warehouse and repurchase facilities payable, including accrued interest payable

•	Disposition of certain prepaid assets and lease liabilities transferred to Bear Stearns in connection with the sale of the mortgage banking business

•	Reduction of interest income recorded related to mortgage loans held for sale and interest expense related to warehouse and repurchase facilities payable

•	Reduction of gain (loss) on sale of mortgage loans held for sale during each period presented

•	Settlement in cash of derivative contracts utilized as economic hedges of loan inventory and forecasted loan production

•	Reduction of operating expenses related to the mortgage banking operations

ECC Capital Corporation

Pro Forma Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands)

Nine months ended September 30, 2006
	Historical	Adjustments	Pro forma
Revenue
Interest income	$298,594	$(105,342)	$193,252
Interest expense	(233,186)	80,419	(152,767)

Net interest income	65,408	(24,923)	40,485
Provision for losses - loans held for investment	13,020		13,020

Net interest income after provision for loan losses	52,388	(24,923)	27,465
Gain (loss) on sale of loans	(39,646)	39,646	—
Other income	—		—
Gain on sale of trading instruments and derivatives	15,171	(4,301)	10,870

Total revenue	27,913	10,422	38,335
Total operating expenses	106,802	(78,306)	28,496

Loss before income taxes	(78,889)	88,728	9,839
Provision for income taxes	8		8

Net income (loss)	$(78,897)	$88,728	$9,831

Weighted average shares outstanding
Basic	99,806		99,806
Diluted	100,181		100,181
Pro forma net income (loss) per share of common stock:
Basic	$(0.79)		$0.10
Diluted	$(0.79)		$0.10

ECC Capital Corporation

Pro Forma Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands)

Year ended December 31, 2005
	Historical	Adjustments	Pro forma
Revenue
Interest income	$342,453	$(145,043)	$197,410
Interest expense	(206,523)	95,068	(111,455)

Net interest income	135,930	(49,976)	85,954

Provision for losses- Loans held for investment	41,185		41,185

Net interest income after provision for loan losses	94,745	(49,976)	44,769
Gain(loss) on sale of loans	(38,332)	38,332	—
Other income	5,382		5,382
Gain on sale of trading instruments and derivatives	39,327	(30,214)	9,113

Total revenue	101,122	(41,858)	59,264

Total operating expenses	177,565	(147,246)	30,319

Loss before income taxes	(76,443)	105,389	28,946
Provision for income taxes	(12,319)	12,319	—

Net income (loss)	$(64,124)	$93,070	$28,946

Weighted average shares outstanding
Basic	89,186		89,186
Diluted	92,929		92,929

Pro forma net income (loss) per share of common stock:
Basic	$(0.72)		$0.32
Diluted	$(0.72)		$0.31

ECC Capital Corporation

Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

(in thousands)

As of September 30, 2006
	Historical	Adjustments	Pro forma
Cash	$102,778	$24,000	$126,778
Mortgage loans held for sale	711,192	(711,192)	—
Mortgage loans held for investment	2,748,766		2,748,766
Accrued mortgage loan interest	31,509	(2,955)	28,554
Residual interests in securitizations	53,963		53,963
Prepaid expenses and other assets	75,838	(8,728)	67,110
Derivative instruments	42,179		42,179

Total assets	$3,766,225	$(698,875)	$3,067,350

Warehouse and repurchase facilities	680,527	(680,527)	—
Long-term debt	2,717,043		2,717,043
Securities sold under agreements to repurchase	60,008		60,008
Accounts payable and accrued expenses	100,977	(1,447)	99,530

Total liabilities	3,558,555	(681,974)	2,876,581

Stockholders' equity	207,670	(16,901)	190,769

Total liabilities and stockholders' equity	$3,766,225	$(698,875)	$3,067,350